FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is executed in Tulsa, Oklahoma on this 12th day of October, 2008, to be effective as of the 1st day of May, 2008 (the “Amendment Effective Date”) by 3DIcon Corporation, an Oklahoma corporation, (“3DIcon”), with its principal place of business located in Tulsa, Oklahoma, and Vivek Bhaman, a resident of California (“Employee”).

WHEREAS, 3DIcon and Employee entered an Employment Agreement, effective May 1, 2007, (the “Employment Agreement”) and the term of employment renewed on May 1, 2008; and

WHEREAS, 3DIcon and Employee desire to enter this Amendment to the Employment Agreement and to amend the employment relationship on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and in the Employment Agreement, and subject to the conditions set forth herein, 3DIcon and Employee hereby agree to amend the Employment Agreement as follows:

1. Agreement. Except as expressly amended by this Amendment, the Employment Agreement shall remain in effect as written. Terms defined in the Employment Agreement shall have the meanings set forth therein unless otherwise defined in this Amendment.

2. Section 2: Compensation, in the Employment Agreement is hereby amended to read as follows:

2. Compensation. As compensation for the services to be rendered by Employee to 3DIcon pursuant to this Employment Agreement, as amended, Employee shall receive the following compensation and other benefits:

(a) Salary. 3DIcon shall pay Employee an annual salary of $300,000.00, earned and payable in twenty-four equal semi-monthly installments in arrears; provided, that while the $50,000 per year increase shall begin to accrue on May 1, 2008, 3DIcon shall have the option to defer payment of any or all of the increase until the end of the term, April 30, 2009, at which time 3DIcon may elect to pay the unpaid balance of the increase, without interest, in cash or to convert said balance to 3DIcon S-8 stock at a 25% discount from the April 30, 2009, closing stock price.

(b) Bonus. The bonus provision is deleted.

(c) Stock Options. On this 12th day of October, 2008, 3DIcon hereby grants to Employee the following incentive stock options to purchase shares of 3DIcon’s common stock (the “Options”) under the Amended Incentive Stock Plan adopted by 3DIcon. The Options are in addition to the options granted in the Employment Agreement. The Options shall vest and be fully exercisable, as provided in this Amendment, provided Employee is at the time of each vesting an employee of 3DIcon, on the following schedule:

(i) 1,000,000 options @ $.055/share shall vest on October 12, 2008; and

(ii) a total of 5,000,000 incentive stock options @ $.055/share shall vest at the rate of 125,000 options per calendar quarter, on the last trading day of each quarter during the ten-year period commencing October 12, 2008; provided, that such vesting schedule shall be accelerated on the following schedule upon the stated conditions:

a. On the first trading day after the first time 3DIcon’s stock has traded for at least $.50/share at any time during each of the immediately preceding thirty consecutive trading days: 1,000,000 options less the number of options which have vested on the above quarterly vesting schedule to said date @ $.055/share; and

b. On the first trading day after the first time 3DIcon’s stock has traded for at least $1.00/share at any time during each of the immediately preceding thirty consecutive trading days: 2,000,000 options less the sum of the number of options which have vested on the above quarterly vesting schedule to said date plus the options which have vested under subsection (ii)a above, @ $.055/share; and

c. On the first trading day after the first time 3DIcon’s stock has traded for at least $1.50/share at any time during each of the immediately preceding thirty consecutive trading days: 3,000,000 options less the sum of the number of options which have vested on the above quarterly vesting schedule to said date plus the options which have vested under subsections (ii)a and (ii)b above, @ $.055/share; and

d. On the first trading day after the first time 3DIcon’s stock has traded for at least $2.00/share at any time during each of the immediately preceding thirty consecutive trading days: 4,000,000 options less the sum of the number of options which have vested on the above quarterly vesting schedule to said date plus the options which have vested under subsections (ii)a and (ii)b and (ii)c above, @ $.055/share; and

e.On the first trading day afterthe first time 3DIcon’s stock has traded for at least $3.00/share at any time during each of the immediately preceding thirty consecutive trading days: 5,000,000 options less the sum of the number of options which have vested on the above quarterly vesting schedule to said date plus the options which have vested under subsections (ii)a and (ii)b and (ii)c and (ii)d above, @ $.055/share;

provided, that the aggregate number of options available to Employee under this section (c) (ii) shall not exceed 5,000,000 under any circumstance;

and further provided that all of the Options shall have a ten year term and, regardless of the forgoing vesting schedule or the vesting schedule set forth in the Employment Agreement, all of the Options as well as the options granted in the Employment Agreement, shall, subject to the remaining terms and conditions relating to the options therein, vest upon the occurrence of a “Change of Control”, as defined herein, of 3DIcon. A Change of Control shall occur when: (i) 3DIcon sells or otherwise transfers all or substantially all of its assets to an entity in which 3DIcon does not own or control a majority interest; or (ii) the holders of greater than 50% of the issued and outstanding 3DIcon stock sell or otherwise transfer their shares, in any three month period, to an entity in which 3DIcon does not own or control a majority interest or to a person or group of persons, none of whom are on the Board of Directors on the date this Amendment is signed by 3DIcon; or (iii) Golden Gate Investors, Inc., or an entity controlled by, under the same or substantially similar control or ownership as, or related to, Golden Gate Investors, Inc., or any person who owns or controls Golden Gate Investors, Inc., owns or controls the voting power of greater than 50% of the issued and outstanding 3DIcon stock; or (iv) 3DIcon issues shares in any single transaction or series of transactions which, when issued, would represent 50% or more of the issued and outstanding stock of 3DIcon; or (v) 3DIcon enters into a merger, consolidation or combination of 3DIcon into or with any other company, if the holders of the outstanding voting shares of 3DIcon prior to such merger, combination or consolidation do not retain a majority of the voting power of the surviving company; provided that, in such instance, the exchanges of securities of the surviving company for securities of 3DIcon shall be deemed to constitute a merger or consolidation of 3DIcon.

The additional terms and conditions of the Options, and of the options granted in the Employment Agreement, are set forth in the Incentive Stock Option Agreement attached to this Amendment as Exhibit A (the “Option Agreement”), which Employee and 3DIcon will execute on or about the date this Amendment is executed, and in the 2007 Incentive Stock Plan (as amended from time to time by 3DIcon’s Board of Directors, the “Plan”) adopted by 3DIcon’s Board of Directors on or about August 7, 2007, and in amended form, approved by the shareholders on May 17, 2008, a copy of which Plan has been provided to Employee. Employee acknowledges that all such terms and conditions are subject to amendment by 3DIcon’s Board of Directors from time to time.

Employee further acknowledges:

(i) that the Options granted by 3DIcon do not represent a particular present or future value or percentage of the current or future outstanding shares of 3DIcon; and that 3DIcon is not in any manner restricted by this Amendment or by the Employment Agreement from issuing more shares of its common stock, or other securities related thereto, from increasing the number of shares it is authorized to issue in a particular class of stock, or from increasing the number of classes of stock 3DIcon may issue;

(ii) that, because certain conditions exist with respect to the Options, it is possible that Employee may never receive the options; and

(iii) that Employee is an accredited investor under federal and state securities laws.

 (d) Benefits. Employee shall be eligible to participate, to the extent he may be eligible, in any group medical and hospitalization insurance, disability insurance, profit sharing, retirement, life insurance, and each other employee benefit plan or program maintained or later instituted by 3DIcon. Employee acknowledges that: (i) participation in 3DIcon benefit programs and plans may require payroll deductions and contributions from Employee; and (ii) such benefit programs and plans are subject to amendment and termination at the discretion of 3DIcon.

(e) Withholdings. All compensation payments to Employee shall be made subject to normal deductions therefrom, including federal and state social security and withholding taxes.

3. Section 4: Personal Time Off, is hereby amended to provide:

4: Personal Time Off.  During each year of employment (May 1 - April 30), Employee shall be entitled to thirty-five business days, in the aggregate, for vacation, sick leave and personal time off (collectively, “PTO”). Such PTO shall be deemed earned and usable on the first day of employment during the employment term. The seventeen days of PTO which Employee intends to take in November of 2008 shall be considered carried over from the prior employment year (May - April) and shall not count against Employee’s thirty-five days for the 2008-2009 employment term. Employee shall be entitled to carry over up to one-half his unused PTO from any calendar year to the next calendar year; provided, that Employee shall not be paid for any PTO which has not been used as of the date of his voluntary or involuntary separation from employment for any reason.

4. Section 7: Term; Termination; Severance, subsection (c) in the Employment Agreement, is hereby amended to provide as follows:

(c) Severance Pay.  3DIcon shall pay Employee severance pay only under the terms and conditions of this Section 7(c).

(i) In the event Employee separates from employment with 3DIcon by Employee’s voluntary notice under Section 7(iii) or by 3DIcon’s decision under Section 7(iv), Employee shall be entitled to no severance pay or benefits hereunder.

(ii) In the event Employee separates from employment with 3DIcon under Sections 7(i) or 7(ii), or by 3DIcon’s voluntary notice under Section 7(iii) or by Employee’s timely decision due to the actual occurrence of one or more of the grounds stated in Section 7(v), Employee shall, upon execution of 3DIcon’s standard form separation agreement (which includes but is not limited to a General Release of 3DIcon and its officers, directors and agents, from any claims Employee might have against any of them), be entitled to severance pay hereunder as follows: during a period equal to the greater of the number of months remaining on the one-year employment Term then in effect, or six months from the termination date, 3DIcon shall pay Employee an amount per month, on 3DIcon’s regular paydays and subject to mandatory withholdings, equal to Employee’s regular monthly salary at the time of separation.

(iii) In the event Employee’s employment terminates because 3DIcon is liquidated or ceases doing business, and Employee is not, for any reason, otherwise receiving severance payments for a period of at least three months following the date on which the employment terminates, 3DIcon shall pay Employee an amount per month, on 3DIcon’s regular paydays and subject to mandatory withholdings, equal to Employee’s regular monthly salary at the time of separation for a period of three months following the termination of employment; provided, that such period shall not be in addition to other severance payments for the same period.

4. This Amendment shall take effect as of the Amendment Effective Date and this Amendment, the Employment Agreement and the Option Agreement contain the entire understanding and agreement of Employee and 3DIcon with regard to Employee’s employment with 3DIcon.

IN WITNESS WHEREOF, 3DIcon and the Employee have duly executed this Amendment to be effective as of the day and year first above written.

3DICON CORPORPATION

By:	/s/ Martin Keating,
Martin Keating, Chairman and CEO

EMPLOYEE:

/s/ Vivek Bhaman
Vivek Bhaman President and COO

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